Exhibit 99.1

Press Contact: Yolanda White 858-812-7302 Investor Information: 877-934-4687 investor@kratosdefense.com

FOR IMMEDIATE RELEASE

KRATOS DEFENSE & SECURITY SOLUTIONS ANNOUNCES FIRST QUARTER 2010 FINANCIAL RESULTS

SAN DIEGO, CA, April 29, 2010 — Kratos Defense & Security Solutions, Inc. (NASDAQ: KTOS), a leading national defense, IT and security solutions provider, today reported first quarter 2010 revenues of $68.7 million, and pro forma EBITDA of $5.9 million or 8.6% of revenues.  Kratos EBITDA margin rate increased approximately 18% on a year over year basis from the first quarter of 2009, and approximately 8% sequentially, above the fourth quarter of 2009.  Kratos’ Government Solutions business segment, where Kratos primarily performs its Department of Defense and National Security work, generated first quarter pro forma EBITDA of 9.3%, and first quarter operating income of 6.5%, both also significantly above the previously reported fiscal quarter.  Kratos first quarter book-to-bill ratio was approximately 1.3 to 1, with total backlog of approximately $583 million, and a qualified bid and proposal pipeline of approximately $1.5 billion.  Kratos does not include in either backlog or its bid and proposal pipeline any amounts related to IDIQ contracts, GWAC or similar multi award, contingent tasking contract vehicles for which tasking has not been received.  First quarter non-GAAP pro forma earnings per share from continuing operations was $0.11, excluding approximately $2.2 million in interest expense for deferred financing costs which were written-off related to the Company obtaining a new credit facility during the quarter.  For the first quarter, the Company reported GAAP loss from continuing operations of $0.4 million, or $0.02 per share.

Eric DeMarco, President and Chief Executive Officer, said “During the first quarter the Company continued to expand its profit margins, with cash flow from operations better than we previously expected, and an overall more favorable contract mix which contributed to our improved profitability.  As we noted previously, certain Kratos higher margin ballistic missile defense, information assurance, cyber security, C5ISR and weapons systems sustainment business areas are seeing strong demand, while other areas of our business are being impacted by delays in government procurement decisions, formal contract award delays and contract protests.  Over all, considering the current environment, we are very pleased with our first quarter performance, and we believe that Kratos is well positioned to address areas of United States National Security priority”.

Kratos’ programmatic, contractual and operational highlights during the quarter included:

•                  Award of a Fully Funded Foreign Military Sales Weapon Systems Sustainment Prime Contract valued at over $48 million, for the overhaul, upgrade and sustainment of Air Defense Weapon System Munitions in support of a U.S. Allied Nation under the U.S. Army Foreign Military Sales program.

•                  Prime Contract Award for Kratos NueralStar Network Management and Protection software to manage Department of Defense Satellite Networks

•                  Unmanned Aerial Vehicle Predator/Reaper Acquisition Prime Contract Task Order in excess of $1.8 million, under Kratos multi-year Consolidated Professional Services (CAPS) ID/IQ Contract at Wright-Patterson Air Force Base

•                  Over $9 million in Modeling and Simulation Prime Contract Tasking Awarded to Kratos for the development and maintenance of phenomenology and lethality models supporting United States Missile Defense efforts.

•                  $3.2 Million in Navy Workforce Learning and Performance Contracts, to support the United States Navy next-generation Information Technology workforce.

•                  AEGIS Ballistic Missile Defense Task Orders for $7.1 million, to provide Ballistic Missile Defense related products and services, and to support engineering, integration and flight tests of a family of sub-orbital rockets used as diagnostic tracking vehicles that simulate a variety of potential enemy ballistic missile threats.

•                  Public Security and Safety Division new contract awards of approximately $9.5 million, for security system design, deployment, integration, operation and maintenance for strategically important assets and infrastructure in the United States.

DeMarco concluded “The business is performing well and we had a solid 1.3 to 1 book to bill ratio in the first quarter, with total contract awards of approximately $94 million, positioning Kratos to grow our business throughout 2010.  We also expect to achieve our previously stated EBITDA and profitability targets for the fiscal year, and we are looking to generate strong cash flow from operations for the remainder of 2010.”

Conference Call

There will be an analyst and investor conference call conducted by the Kratos management team to discuss the first quarter 2010 financial results today at 1:30 p.m., Pacific Time/4:30 p.m. Eastern Time.  The live discussion can be accessed via webcast on the Internet at www.kratosdefense.com.  There will be a replay of the webcast available on the website for those shareholders and analysts who are unable to listen to the live call.

The financial results included in this release are unaudited.

About Kratos Defense & Security Solutions

Kratos Defense & Security Solutions, Inc. (Nasdaq: KTOS) provides mission critical engineering, IT services and war fighter solutions for the U.S. federal government and for state and local agencies. Principal services include C5ISR, weapon systems sustainment, military weapon range operations and technical services, network engineering services, information assurance and cyber security solutions, security and surveillance systems, and critical infrastructure design and integration. The Company is headquartered in San Diego, California, with resources located throughout the U.S. and at key strategic military locations. News and information are available at www.KratosDefense.com.

Notice Regarding Forward-Looking Statements

This news release and filing contains certain forward-looking statements that involve risks and uncertainties, including, without limitation, expressed or implied statements concerning the Company’s expectations regarding future financial performance, bid and proposal pipeline, performance of key contracts, and market developments. Such statements are only predictions, and the Company’s actual results may differ materially. Factors that may cause the Company’s results to differ include, but are not limited to: risks of adverse regulatory action or litigation; risks associated with debt leverage; risks that our cost cutting initiatives will not provide the anticipated benefits; risks that changes, cutbacks or delays in spending by the U.S. Department of Defense may occur, which could cause delays or cancellations of key government contracts; risks that changes may occur in Federal government (or other applicable) procurement laws, regulations, policies and budgets; risks of increases in the Federal Government initiatives related to in-sourcing; risks related to our compliance with applicable contracting and procurement laws, regulations and standards; risks relating to contract performance; changes in the competitive environment (including as a result of bid protests); failure to successfully consummate acquisitions or integrate acquired operations and competition in the marketplace which could reduce revenues and profit margins; risks that potential future goodwill impairments will adversely affect our operating results; risks that anticipated tax benefits will not be realized in accordance with our expectations; risks that a change in ownership if our stock could limit future utilization of our Net Operating Losses; and risks that the current economic environment will adversely impact our business. The Company undertakes no obligation to update any forward-looking statements. These and other risk factors are more fully discussed in the Company’s Annual Report on Form 10-K for the period ended December 27, 2009, and in other filings made with the Securities and Exchange Commission.

Note Regarding Use of Non-GAAP Financial Measures

Certain of the information set forth herein, including EPS excluding interest charge and pro forma EBITDA and the associated margin rates, are considered non-GAAP financial measures.  Kratos believes this information is useful to investors because it provides a basis for measuring the Company’s available capital resources, the operating performance of the Company’s business and the Company’s cash flow, excluding extraordinary items and non-cash items that would normally be included in the most directly comparable measures calculated and presented in accordance with generally accepted accounting principles.  The Company’s management uses these non-GAAP financial measures along with the most directly comparable GAAP financial measures in evaluating the Company’s operating performance and capital resources and cash flow.  Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-financial measures as reported by the Company may not be comparable to similarly titled amounts reported by other companies.

Kratos Defense & Security Solutions

Unaudited Consolidated Statements of Operations

(in millions, except per share data)

	Three Months Ended
	March 28,	March 29,
	2010	2009

Revenues	$68.7	$82.6

Cost of revenues	52.2	65.4
Gross profit	16.5	17.2

Selling, general and administrative expenses	10.6	11.4
Recovery of unauthorized issuance of stock options, stock option investigation & related fees	—	0.3
Impairment of goodwill	—	41.3
Research and development	0.6	0.4
Impairment of assets and adjustment to the liability for unused office space	—	0.6
Depreciation	0.4	0.4
Amortization of intangible assets	1.3	1.5
Operating income (loss)	3.6	(38.7)
Interest expense, net	(3.9)	(2.5)
Other income (expense), net	0.2	—
Loss from continuing operations before income taxes	(0.1)	(41.2)
Provision for income taxes	0.3	0.3
Loss from continuing operations	(0.4)	(41.5)
Income (loss) from discontinued operations, net of taxes	0.6	(0.6)
Net income (loss)	$0.2	$(42.1)

Basic income (loss) per common share:
Loss from continuing operations	$(0.02)	$(3.24)
Income (loss) from discontinued operations, net of taxes	0.04	(0.05)
Net income (loss)	$0.02	$(3.29)

Diluted income (loss) per common share:
Loss from continuing operations	$(0.02)	$(3.24)
Income (loss) from discontinued operations, net of taxes	0.04	(0.05)
Net income (loss)	$0.02	$(3.29)

Weighted average common shares outstanding
Basic	15.9	12.8
Diluted	15.9	12.8

EBITDA (1)	$5.9	$6.0

Note: (1) EBITDA is a non-GAAP measure defined as GAAP net income (loss) plus (minus) the income (loss) from discontinued operations, interest expense, net other income (expense) related to SWAP instruments, income taxes, depreciation and amortization, stock compensation, amortization of intangible assets, impairment of goodwill, stock option investigation and related fees and the adjustment to the liability for unused office space.

EBITDA as calculated by us may be calculated differently than EBITDA for other companies.  We have provided EBITDA because we believe it is a commonly used measure of financial performance in comparable companies and is provided to help investors evaluate companies on a consistent basis, as well as to enhance an understanding of our operating results.  EBITDA should not be construed as either an alternative to net income or as an indicator of our operating performance or an alternative to cash flows as a measure of liquidity.  Please refer to the following table that reconciles GAAP net income to EBITDA.

Reconciliation of Net income (loss) to EBITDA is as follows:

	Three Months Ended
	March 28,	March 29,
	2010	2009

Net income (loss)	$0.2	$(42.1)

(Income) loss from discontinued operations	(0.6)	0.6
Impairment of goodwill	—	41.3
Interest expense, net	3.9	2.5

Other income related to SWAP instruments	(0.2)	—
Provision for income taxes	0.3	0.3
Depreciation	0.6	0.6
Stock compensation	0.4	0.4
Recovery of unauthorized issuance of stock options, stock option investigation & related fees	—	0.3
Impairment of assets and adjustment to the liability for unused office space	—	0.6
Amortization of intangible assets	1.3	1.5

EBITDA	$5.9	$6.0

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Kratos Defense & Security Solutions

Unaudited Segment Data

(in millions)

	Three Months Ended
	March 28,	March 29,
	2010	2009
Revenues:
Government Solutions	$61.5	$74.4
Public Safety & Security	7.2	8.2
Total revenues	$68.7	$82.6

Operating income (loss) from continuing operations:
Government Solutions	$4.0	$(37.1)
Public Safety & Security	—	(0.4)

Other activities	(0.4)	(1.2)
Total operating income (loss) from continuing operations	$3.6	$(38.7)

Reconciliation of segment operating income (loss) from continuing operations to segment EBITDA is as follows:

	Three Months Ended
	March 28,		March 29,
	2010		2009
	Government Solutions	Public Safety & Security	Government Solutions	Public Safety & Security
Operating income (loss) from continuing operations	$4.0	$—	$(37.1)	$(0.4)
Depreciation and amortization	1.7	0.2	1.9	0.2
Other	—	—	—	0.1
Impairment of goodwill	—	—	41.3	—

EBITDA	$5.7	$0.2	$6.1	$(0.1)

The reconciling item “Other activities” includes costs for certain stock-based compensation programs (including stock-based compensation costs for stock options and restricted stock units), the effects of items not considered part of management’s evaluation of segment operating performance, corporate costs not allocated to the operating segments, and other miscellaneous corporate activities.

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